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                                                                     Exhibit 4.1



                       THIRD AMENDMENT TO CREDIT AGREEMENT


THIS THIRD AMENDMENT TO CREDIT AGREEMENT ("Amendment") dated as of the 8th day of April, 1998 is entered into by and among McGRATH RENTCORP, a California corporation, as "Borrower," the banks listed on the signature pages hereof (individually a "Bank" and collectively "Banks"), and UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION, as agent for Banks (in such capacity, "Agent").

                                    RECITALS

A. Pursuant to that certain Credit Agreement dated as of July 10, 1997, as amended from time to time ("Agreement"), among Borrower, the Banks and Agent, credit facilities have been made available to Borrower in a maximum aggregate principal amount of $90,000,000, consisting of a Basic Commitment Amount of $50,000,000 and a Reserve Commitment Amount of $40,000,000.

B. Borrower has requested that the Agent and the Banks amend the Agreement as set forth below. The Agent and the Bank's are willing to effect such an amendment upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

1. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the respective meanings given to those terms in the Agreement.

2. Section 8.4(b) of the Agreement is hereby deleted and replaced with the following:

      "(b) Outside Debt which in the aggregate exceeds Fifty-five Million Dollars ($55,000,000)."

3. Borrower hereby represents and warrants to the Agent and the Banks as follows:

      a. Each of the representations and warranties set forth in Article 6 of the Agreement is true and correct on the date hereof and, after giving effect to the amendments effected hereby on the Effective Date, will be true and correct on the Effective Date; and

      b. No Default or Event of Default has occurred and is continuing or exists under the Agreement on the date hereof and, after giving effect to the amendments effected hereby on the Effective Date, No Default or Event of Default will have occurred and be continuing or will exist under the Agreement on the Effective Date.

4. The amendment set forth in Section 2 above shall become effective on April 8, 1998 (the "Effective Date"), subject to receipt by the Agent on or prior to the Effective Date of counterparts of this Amendment, duly executed by Borrower, the Agent and each of the Banks.

5. On and after the Effective Date, all references in the Agreement or other Loan Documents to the Agreement shall mean the Agreement as amended hereby, and the term "Loan Documents" shall include this Amendment. Except as specifically provided herein, all



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terms and conditions of the Agreement remain in full force and effect, without waiver or modification, and this Amendment and the Agreement shall be read together as one document.

6. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute on and the same agreement. This Amendment shall be governed by, and construed in accordance with, the laws of the state of California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by as of the date and year first written above.

      BORROWER:

      McGRATH RENTCORP


      By: ______________________________

           Its _________________________


      BANKS:

      UNION BANK OF CALIFORNIA,
      NATIONAL ASSOCIATION,
      individually and as Agent


      By: ______________________________

           Its _________________________









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      FLEET BANK, N.A.


      By: ______________________________

           Its _________________________


      BANK OF AMERICA NATIONAL
      TRUST AND SAVINGS ASSOCIATION


      By: ______________________________

           Its _________________________









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